Exhibit 99.1

For Immediate Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR Reduces Common Dividend and
Declares Preferred Dividends

DENVER, CO (May 26, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced that its Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2009 in the amount of $0.18 per share, payable in cash, on July 31, 2009 to UDR common stock shareholders of record as of July 10, 2009. This rate equates to $0.72 per annum and provides common shareholders with a yield of 7.1% based on last Friday’s closing price of $10.18. The July 31st dividend will be the 146th consecutive quarterly dividend paid by the Company on its common stock.

“Given our desire to further strengthen UDR’s balance sheet, the Board of Directors has decided to establish a dividend rate that increases retained capital by approximately $79 million over the next 12 months. This action, combined with the existing $1.2 billion of cash and credit capacity allows the Company to effectively navigate the challenging economy and be better positioned to take advantage of opportunities as they emerge,” commented Tom Toomey, UDR’s President and Chief Executive Officer.

UDR also announced that its Board of Directors declared a regular quarterly dividend on its Series E Preferred Stock for the second quarter of 2009 in the amount of $0.3322 per share. The preferred dividend is payable on July 31, 2009 to Series E preferred stock shareholders of record as of July 10, 2009.

Additionally, UDR announced that its Board of Directors declared a regular quarterly dividend on its Series G Preferred Stock for the period of April 30, 2009 to, but not including, July 30, 2009 in the amount of $0.421875 per share. The preferred dividend is payable on July 30, 2009 to Series G preferred stock shareholders of record as of July 10, 2009.

About UDR, Inc.

UDR is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2008, UDR owned 44,571 apartment homes and had 2,046 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.